EXHIBIT 99.1
                                  ------------

NEWS FOR IMMEDIATE RELEASE                         CONTACT: BRIEN M. CHASE, CFO
MAY 6, 2005                                                 (304) 525-1600


                         PREMIER FINANCIAL BANCORP, INC.
                       REPORTS FIRST QUARTER 2005 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/NMS-PFBI), a $538 million community bank holding company with five bank subsidiaries announced positive earnings results for the first quarter of 2005. Premier realized net income of $803,000 (15 cents per share) during the quarter ending March 31, 2005, all from continuing operations, a 57% increase over the $511,000 of net income reported for the same quarter of 2004. On a per share basis, Premier earned $0.15 during the first quarter 2005, a 50% increase over the $0.10 per share earned during first quarter of 2004. The increased earnings in 2005 were primarily the result of lower interest expense and lower professional fees which were only partially offset by a higher provision for loan losses.

The $511,000 of net income reported for the first quarter of 2004 is divided into $482,000 from continuing operations and $29,000 from discontinued operations. The discontinued operation was Premier's wholly-owned subsidiary Citizens Bank (Kentucky), Inc. ("Citizens Bank") which was sold on July 1, 2004. The following discussion relates only to continuing operations.

Net interest income for the quarter ending March 31, 2005 totaled $4.727 million, compared to $4.446 million of net interest income earned in the first quarter of 2004 and $4.802 million earned in the fourth quarter of 2004. When compared to the first quarter of 2004, net interest income has increased by 6.3% largely due to $291,000 of interest expense savings from the early retirement of $5.5 million of Premier's trust preferred securities (NASDAQ/NMS-PFBIP) in the fourth quarter of 2004, the payoff of $5.8 million of bank debt at the holding company, and a decrease in interest-bearing deposits. The 1.6% decline in net interest income when compared to the fourth quarter of 2004 is largely due to a $188,000 decline in interest income on loans resulting from a continuing decline in loans outstanding at Premier's subsidiary Farmers Deposit Bank and a slight increase in non-accrual loans. This decline in interest income was partially offset by additional interest expense savings in the first quarter of 2005.

During the quarter ending March 31, 2005, Premier made provisions to the allowance for loan losses of $243,000 compared to $135,000 during the same period of 2004 and $355,000 in the fourth quarter of 2004. These small fluctuations in the quarterly provisions for loan losses are the result of providing for loan growth at Premier's performing banks coupled with provisions resulting from newly deteriorating loans identified in the normal course of business by Premier's on-going credit risk evaluations. As a result of the second quarter 2004 charge-off of $4.7 million of previously identified troubled credits, the allowance for loan losses at March 31, 2005 was 2.88% of total loans compared to 2.89% of total loans at year-end 2004 and 4.19% of total loans at March 31, 2004

President and CEO, Robert W. Walker commented, "We are excited about the improvement in our earnings for the first quarter of 2005 as we build upon the momentum we have been creating. Our debt reduction plans are bearing fruit in the form of lower interest costs. Our credit administration policies are bearing fruit in the form of consistent and reasonable provisions to the allowance for loan losses. And our efforts to reduce our operating expenses through operational synergies are bearing fruit in the form of lower net overhead expenses. Our plans for additional operating synergies are currently making a giant leap forward in the second quarter as we convert our data and item processing systems to a third party provider. While there will be some short-term costs to convert in the second quarter, we believe the long-term operating synergies should more than offset these costs as we will be able to take advantage of emerging technologies in information and item processing, now and in the years to come."


Net overhead for the quarter ending March 31, 2005 totaled $3.327 million. This compares to $3.626 million in the first quarter of 2004, and $3.714 million in the fourth quarter of 2004. When compared to the first quarter of 2004 and the prior calendar quarter (4th Qtr 2004), lower professional fee expense and taxes not on income in 2005 were partially offset by higher staff costs, conversion and training expenses, and a one-time loss on the disposal of a bond servicing operation in 2005. The fourth quarter of 2004 also included $214,000 of one-time expenses related to the early redemption of Premier's trust preferred securities.

Total assets as of March 31, 2005 of $538 million were relatively unchanged from the $537 million of total assets at year-end. However, the decrease in other liabilities resulting from the March 31, 2005 payment of the 9.75% interest-bearing deferred distributions on the trust preferred securities was replaced with by a $6.6 million increase in interest bearing deposits (at a substantially lower interest cost). Shareholders' equity of $50.6 million equaled 9.4% of total assets at March 31, 2005 which compares to shareholders' equity of $51.0 million or 9.5% of total assets at December 31, 2004. The decline in shareholders' equity is due to a continuing decline in the market value of the securities portfolio resulting from the recent increases in the interest rate environment. Premier invests in high quality debt securities of U.S. Government agencies and fully expects to receive the face value of these securities upon their maturity.

Certain statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the period ending March 31, 2005.



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PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)


                                                       For the Quarter Ended
                                                    March 31          March 31
                                                      2005              2004
Interest Income                                        7,045            7,055
Interest Expense                                       2,318            2,609
  Net Interest Income                                  4,727            4,446
Provision for Loan Losses                                243              135
  Net Interest Income after Provision                  4,484            4,311
Non-Interest Income                                      907              846
Securities Transactions                                    -               10
Non-Interest Expenses                                  4,234            4,472
  Income from Continuing Operations Before Taxes       1,157              695
Income Taxes                                             354              213
  Income from Continuing Operations                      803              482
Income from Discontinued Operations                        -               29
     NET INCOME                                          803              511
     EARNINGS PER SHARE                                 0.15             0.10
       FROM CONTINUING OPERATIONS                       0.15             0.09

Charge-offs                                              550            1,067
Recoveries                                               190              383
  Net Charge-offs                                        360              684



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PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

                                                        Balances as of
                                                 March 31           December 31
                                                   2005                2004
ASSETS
Cash/Due From Banks/Fed Funds                       38,869             31,816
Securities Available for Sale                      148,757            153,892
Loans (net)                                        312,979            315,543
Other Real Estate Owned                              2,444              2,247
Other Assets                                        18,893             17,941
Goodwill                                            15,816             15,816
     TOTAL ASSETS                                  537,758            537,255

LIABILITIES
Deposits                                           445,042           437,798
Fed Funds/Repurchase Agreements                      7,293              9,046
Other Debt                                          10,523             11,490
Junior Subordinated Debentures                      20,876             20,876
Other Liabilities                                    3,412              7,016
     TOTAL LIABILITIES                             487,146            486,226
Stockholders' Equity                                50,612             51,029
     TOTAL LIABILITIES &
       STOCKHOLDERS' EQUITY                        537,758            537,255

TOTAL BOOK VALUE PER SHARE                            9.67               9.75

Non-Accrual Loans                                    7,028              6,847
Loans 90 Days Past Due and Still Accruing              620                739